EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of August 3, 2006 (the “Effective Date”), between Ethanex Energy North America, Inc. (the “Company”), and Bryan J. Sherbacow, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company in the position of President and Chief Executive Officer;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1. Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the fourth anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of Section 12 below, in which case the provisions of Section 12 shall control; provided, however, that unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 90 days prior to the expiration of the initial term or any renewal term of this Agreement (as the case may be), this Agreement shall automatically renew for additional one-year periods commencing on the day after such expiration date. The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

2. Position and Duties. During the term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of President and Chief Executive Officer, unless and until otherwise instructed by the Company. The Executive agrees to devote to the Company substantially all of his working time, skill, energy and best business efforts during the term of his employment with the Company, and the Executive shall not engage in business activities outside the scope of his employment with the Company if such activities would detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement or require substantial amounts of his time or of his services.

3. No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every future business opportunity presented to the Executive that arises within the scope of the Business of the Company (as defined below) and would be feasible for the Company, and that he will not, directly or indirectly, exploit any such opportunity for his own account.

4. Hours of Work. The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours. The nature of the Executive’s employment with the

Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours.

5. Location. The locus of the Executive’s employment with the Company shall be the Company’s office located in Basehor, KS or any other locus where the Company now or hereafter has a business facility.

6. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata bi-weekly payments of the annual salary of $180,000, less all applicable taxes and other appropriate deductions.

(i) Upon successful completion of financing in such amount as is sufficient, in the opinion of the Company’s Board of Directors (the “Board”), to enable the Company to finance the acquisition or construction of the Company’s initial operating ethanol producing facility (the “Initial Ethanol Facility”), the Executive’s annual base salary shall be increased to $195,000.

(ii) The Executive’s base salary shall be increased to $255,000 at such time as the Initial Ethanol Facility becomes operational, either through the start of revenue producing activities of a newly constructed plant or through the acquisition of an existing operational plant.

The Compensation Committee (the “Compensation Committee”) of the Board shall also review the Executive’s base salary annually and shall make a recommendation to the Board as to whether such base salary should be increased but not decreased, which decision shall be within the Board’s sole discretion.

(b) Annual Bonus. During the term of this Agreement, the Executive shall be entitled to an annual bonus of up to 125% of his base salary, decreasing to a maximum of 100% of his base salary (considered at the end of the period for which the bonus is being calculated) at such time as the Initial Ethanol Facility becomes operational, the actual amount of which bonus shall be determined according to achievement of performance-related financial and operating targets established annually for the Company and the Executive by the Compensation Committee (or by the independent members of the Board if there exists no Compensation Committee). Such performance targets for each fiscal year shall be adopted by the Compensation Committee promptly after the end of the prior fiscal year, but in no event later than March 31st of the current fiscal year (except for fiscal year 2006, the performance targets for which are annexed to this Agreement as Exhibit A. Each annual bonus shall be paid by the Company to the Executive promptly after the first meeting of the Board following the completion of the annual audit, which meeting shall occur on or about April 15th of each year.

7. Expenses. During the term of this Agreement, the Executive shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, 20 vacation days, per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year without limitation.

9. Lock-Up Agreement. Upon the closing of the Merger (as defined in Section 17(f) hereof), the Executive shall enter into a Lock-Up Agreement with the Company in the form attached hereto as Exhibit B.

10. Stock Options. The Company hereby agrees that the Executive shall be granted a non-qualified stock option on the terms and conditions hereinafter stated:

(a) Grant of Options. Upon the closing of the Merger and the concurrent assignment of this Agreement to the PubCo, as described in Section 17(f) hereof, the Company will grant the Executive an option to purchase an aggregate of 250,000 shares of the Company’s common voting stock (the “Option”) under the Company’s 2006 Stock Option Plan (the “Stock Option Plan”). Such grant shall be evidenced by an Option Agreement as contemplated by the Stock Option Plan. In subsequent years the Executive shall be eligible for such grants of Options and other permissible awards (collectively with Options, “Awards”) under the Stock Option Plan as the Compensation Committee or the Board shall determine.

(b) Option Price; Term. The per share exercise price of the Option shall be $1.00, which represents the fair market value per share of Company common voting stock on the closing date of the Merger. The term of the Option shall be ten years from the date of grant.

(c) Vesting and Exercise. One third (33.3%) of the Option shall be vested and exercisable on the first anniversary of the grant of the Option, an additional one third (33.3%) of the Option shall be vested and become exercisable on the second anniversary of the grant of the Option and the remaining one third (33.4%) of the Options shall be vested and become exercisable on third anniversary of the grant of the Option.

(d) Termination of Service; Accelerated Vesting.

(i) If the Executive’s employment is terminated for Cause, as such term is defined below, all Awards, whether or not vested, shall immediately expire effective the date of termination of employment.

(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire one month after the termination of employment.

(iii) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire one year after the termination of employment.

(iv) If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (B) by the Company without Cause or (C) by the Executive for Good Reason, all unvested Awards shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire one year after any such event.

(e) Payment. The full consideration for any shares purchased by the Executive upon exercise of the Option shall be paid in cash.

11. Other Benefits.

(a) During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to all of the Company’s managerial or salaried executive employees.

(b) The Executive’s spouse and dependent minor children will be covered under the Benefit Plans providing health, medical, dental, and vision benefits, in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to the spouses and dependent minor children to all of the Company’s managerial or salaried executive employees.

(c) The Company shall purchase and maintain traditional directors and officers liability insurance coverage in the amount of at least $5,000,000 covering the Company’s officers and directors, including the Executive, as soon as practicable after the closing date of the Merger, but in no event later than 30 days following the Effective Date, provided such coverage is available on commercially reasonable terms.

(d)  Until such time as Executive becomes covered by Company medical coverage, the Company shall pay the cost of COBRA coverage provided by Executive’s prior employer, to the same extent as such coverage was paid for by such prior employer.

12. Termination of Employment.

(a) Death. In the event that during the term of this Agreement the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of death; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b) “Disability.” In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last date of Employment with the Company; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement including any failure to maintain the long-term disability insurance coverage required pursuant to Section 10(b)(iv). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c) “Cause.”

(i) At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall be defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination in performing the Executive’s duties under this Agreement; (B) the Executive’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by the Executive toward the Company’s customers or employees; (D) a willful and material violation of any provision of Sections 13 and 14 hereof; (E) intentional reckless conduct that is materially detrimental to the business or reputation of the Company; or (F) material failure, other than by reason of Disability, to carry out reasonably assigned duties or instructions consistent with the title of President and Chief Executive Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Board of Directors, or a duly constituted committee thereof, of material failure on the part of the Executive and the failure to remedy such performance to the Board’s or the committee’s satisfaction within 30 days after delivery of written notice to the Executive of such finding).

(ii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board votes to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(e) “Good Reason.”

(i) At any time during the term of this Agreement, subject to the conditions set forth in Section 12(e)(ii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title specified in Section 2 above, provided, however, that the retention of another executive as Chief Operating Officer shall, in and of itself, entitle the Executive to claim a termination for Good reason hereunder; (C) any termination of the Executive’s employment by the Company, other than a termination for Cause, within 12 months after a Change of Control; (D) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date within 12 months after a Change of Control; or (E) material breach by the Company of this Agreement.

(ii) The Executive shall not be entitled to terminate his employment with the Company and this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) the Executive’s full base salary through the Scheduled Termination Date (as the same may have been extended through any extensions of this Agreement); (C) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (D) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date; and (E) severance in an amount equal to one year’s base salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iv) The Executive shall have no duty to mitigate his damages, except that continued benefits required to be provided under Section 11(e)(iii)(D) shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive during the period prior to the Scheduled Termination Date by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.

(f) Without “Cause.”

(i) By The Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 90 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, and unused vacation days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii) By The Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 90 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) the Executive’s full base salary through the Scheduled Termination Date (as the same may have been extended through any extensions of this Agreement); (C) the value of vacation days that the Executive would have accrued through the Scheduled Termination Date; (D) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date; and (E) severance in an amount equal to one year’s base salary, as in effect immediately prior to the Executive’s termination hereunder. All payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

13. Confidential Information.

(a) The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b) Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the

Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

14. Non-Competition And Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the Mid-West (the “Geographic Boundary”) (to the extent the Company comes to own or operate any material asset in other areas of the United States during the term of the Executive’s employment, the definition of Geographic Boundary shall be automatically expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b) The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (5%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period equal to the greater of (i) one year (two years, if termination of this Agreement or of Executive’s employment is pursuant to Section 12(f)(i) hereof) following the termination of this Agreement or of the Executive’s employment with the Company or (ii) the period during which the Executive continues to receive his base salary pursuant to Sections 12(e) or 12(f)(ii) of this Agreement following the termination of this Agreement and of the Executive’s employment, in the Geographic Boundary:

(i) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company. The “Business of the Company” is defined as the development and production of ethanol and other alternatives to petroleum-based fuels within the Geographic Boundary.

(ii) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(iii) Attempt in any manner to solicit or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(iv) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

15. Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). The arbitration shall be held in Basehor, Kansas. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. § 1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act,

the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

16. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

Ethanex Energy North America, Inc.
c/o McGuireWoods LLP
1345 Avenue of the Americas
New York, NY 10105
Attn: Louis Zehil, Esq.
Facsimile: (212) 548-2175

If to the Executive:

Bryan J. Sherbacow
49 Laurens Street
Charleston, SC 29401
Facsimile: (202) 337-2287

Any party may change the address to which communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

17. Miscellaneous.

(a) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State’s principles of conflicts of law.

(b) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 13 or 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 13 or 14 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of Sections 13 or 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 15 of this Agreement.

(d) Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(e) The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(f) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company. For purposes of implementing the foregoing, the Date of Termination as defined in Section 4(d)(iii) shall be considered the date this Agreement was breached and shall entitle Executive to compensation from the Company. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. Upon the closing of the contemplated reverse merger (the “Merger”) of the Company with a wholly-owned subsidiary of a public company to be identified at a later date (the “PubCo”), this Agreement shall be assigned to and assumed by the PubCo concurrently with the closing of the Merger; provided, however, that the position of the Executive shall be Co-Chief Operating Officer of the Company as of the closing of the Merger.

(g) This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Executive.

(h) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

(i) THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first above written.

Bryan J. Sherbacow	Ethanex Energy North America, Inc.

/s/ Bryan J. Sherbacow	By: /s/ Albert Knapp
Name: Albert Knapp
Title: Executive Vice President

Exhibit A

Annual Performance Targets

1.	The execution of a definitive agreement to site a plant adjacent to an existing dry corn milling fractionation plant.
2.	The execution of a definitive agreement with an EPC to design/build ethanol plants.
3.	The execution of an option to purchase the first operating ethanol plant.
4.	Completion of project financing sufficient to construct the Company’s first producing ethanol plant.

Exhibit B

July __, 2006

Tompkins Capital Group
488 Madison Avenue,
New York, New York 10022
Attention: Mr. Mark N. Tompkins

Mr. Tompkins:

Reference is made to that certain Term Sheet (the “Term Sheet”), dated June __, 2006, relating to a proposed business combination between Public Company, a __________ corporation (the “Company”) and Armistead Power, Inc., a Delaware corporation (“Armistead”) and a related private placement financing (the “Transactions”). In connection with the Transactions, the Company and Armistead also entered into that certain Merger Agreement (the “Merger Agreement”), dated as of June __, 2006, pursuant to which Armistead stockholders received common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in consideration for shares of Armistead held by them at the effective time of the merger. In consideration of the Company and Armistead entering into the Transaction, and for Tompkins Capital Group to facilitate the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1. The undersigned hereby covenants and agrees, except as provided herein, not to (1) offer, sell, contract to sell or otherwise dispose of and (2) transfer title to (a “Prohibited Sale”) any of the shares (the “Acquired Shares”) of Common Stock acquired by the undersigned pursuant to or in connection with the Merger Agreement, during the period commencing on the “Closing Date” (as that term is defined in the Term Sheet) and ending on the 24-month anniversary of the Closing Date (the “Lockup Period”), without the prior written consent of the Company and Tompkins Capital Group (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the undersigned shall be permitted from time to time during the Lockup Period, without the prior written consent of the Company or Tompkins Capital Group, as applicable, (i) to acquire shares of Common Stock pursuant to the undersigned’s participation in the Company’s stock option plan, or (ii) to transfer all or any part of the Acquired Shares to any family member, for estate planning purposes or to an affiliate thereof (as such term is defined in Rule 405 under the Securities Exchange Act of 1934, as amended), provided that such transferee agrees with the Company and Tompkins Capital Group to be bound hereby, and in any transaction in which holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock, and no transaction contemplated by the foregoing clauses (i) or (ii) shall be deemed a Prohibited Sale for purposes of this Letter Agreement.

2. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

3. This Letter Agreement will become a binding agreement among the undersigned as of the Closing Date. This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company, Tompkins Capital Group and the undersigned, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Very truly yours,

Signature:__________________
Print Name:________________

Address: ______________________________________
Number of shares of Common Stock owned: __________
Certificate Numbers: _____________________________